  Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS THIRD QUARTER 2022 FINANCIAL AND OPERATING RESULTS

•Record Las Vegas Strip Resorts revenue and Adjusted Property EBITDAR
•Closed on the acquisition of LeoVegas, a global online gaming and sports betting company
•Submitted tender for a new 10-year gaming concession in Macau
•Repurchased $4.2 billion of shares of common stock from January 2021 through the end of the third quarter 2022
•Continue to pursue commercial gaming license in New York and development of an Integrated Resort in Osaka, Japan

Las Vegas, Nevada, November 2, 2022 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended September 30, 2022.

“We're proud to report the best quarter in our Las Vegas Strip history, both on a revenue and Adjusted Property EBITDAR basis, driven by the continued appeal of our entertainment and meetings offerings,” said Bill Hornbuckle, Chief Executive Officer and President of MGM Resorts International. “We achieved several key milestones during the quarter, including closing on the acquisition of LeoVegas and submitting our tender for a new gaming concession to the Macau SAR government. Our outlook remains promising, with continued progress in our operations with BetMGM and development initiatives in New York and Japan as well as strong bookings into 2023 in our domestic operations. We remain focused on achieving our vision to be the world’s premier gaming entertainment company.”

“We continue to see great value in our Company’s shares and repurchased approximately 10 million shares for an aggregate amount of $307 million in the quarter,” said Jonathan Halkyard, Chief Financial Officer and Treasurer of MGM Resorts International. “We remain disciplined in our approach to capital deployment and are focused on maintaining a strong balance sheet with adequate liquidity, while also pursuing growth opportunities with the greatest return to shareholders.”

Third Quarter 2022 Financial Highlights:
Consolidated Results
•Consolidated net revenues of $3.4 billion compared to $2.7 billion in the prior year quarter, an increase of 26%. The current quarter benefited from the inclusion of the operating results of The Cosmopolitan of Las Vegas (“The Cosmopolitan”) and Aria and Vdara (collectively “Aria”) upon their acquisition in May 2022 and September 2021, respectively. Additionally, results improved over the prior year quarter due to increased business volume and travel activity primarily at the Las Vegas Strip Resorts;

•Operating loss was $1.0 billion compared to operating income of $1.9 billion in the prior year quarter due to a $1.2 billion increase in noncash amortization expense relating to a change in the useful life of the MGM Grand Paradise gaming subconcession as a result of new Macau gaming laws and related changes and due to the $2.3 billion gain on consolidation of CityCenter, net in the prior year quarter;
•Net loss attributable to MGM Resorts was $577 million, compared to net income attributable to MGM Resorts of $1.4 billion in the prior year quarter, and was impacted by the items impacting operating income (loss) discussed above;
•Diluted loss per share of $1.45 in the current quarter compared to diluted earnings per share of $2.77 in the prior year quarter;
•Adjusted diluted earnings per share (“Adjusted EPS”)(1) was a loss of $1.39 in the current quarter compared to Adjusted EPS of $0.03 in the prior year quarter; and
•Consolidated Adjusted EBITDAR(2) of $950 million.

Las Vegas Strip Resorts
•Net revenues of $2.3 billion in the current quarter compared to $1.4 billion in the prior year quarter, an increase of 67%. The current quarter benefited from the inclusion of The Cosmopolitan and a full quarter of operations at Aria and an increase in business volume and travel activity compared to the prior year quarter;
•Same-store net revenues (adjusted for acquisitions) of $1.6 billion in the current quarter compared to $1.4 billion in the prior year quarter, an increase of 18%;
•Adjusted Property EBITDAR(2) of $846 million in the current quarter compared to $535 million in the prior year quarter, an increase of 58%;
•Same-Store Adjusted Property EBITDAR(2) of $570 million in the current quarter compared to $529 million in the prior year quarter, an increase of 8%; and
•Adjusted Property EBITDAR margin(2) of 36.8% in the current quarter compared to 38.7% in the prior year quarter, a decrease of 193 basis points due primarily to an increase in contribution from lower-margin non-gaming outlets and venues and general and administrative expense.

Regional Operations

•Net revenues of $974 million in the current quarter compared to $925 million in the prior year quarter, an increase of 5% due to an increase in business volume;
•Adjusted Property EBITDAR of $322 million in the current quarter compared to $348 million in the prior year quarter, a decrease of 8%; and
•Adjusted Property EBITDAR margin of 33.1% in the current quarter compared to 37.6% in the prior year quarter, a decrease of 458 basis points due primarily to an increase in general and administrative expense.
MGM China
•Net revenues of $87 million in the current quarter compared to $289 million in the prior year quarter, a decrease of 70%. The current quarter was negatively affected by COVID-19 related property closures and was more significantly impacted by travel and entry restrictions in Macau compared to the prior year quarter; and
•Adjusted Property EBITDAR loss of $70 million in the current quarter compared to Adjusted Property EBITDAR of $7 million in the prior year quarter.

Adjusted EPS
The following table reconciles diluted earnings per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended September 30,	2022	2021
Diluted earnings per share	$(1.45)	$2.77
Property transactions, net	(0.03)	0.01
Gain on consolidation of CityCenter, net	—	(3.23)
Non-operating items:
Loss related to equity investments	0.05	0.10
Foreign currency loss on MGM China senior notes	—	0.01
Change in fair value of foreign currency contracts	0.05	—
Income tax impact on net income adjustments (1)	(0.01)	0.37
Adjusted EPS	$(1.39)	$0.03

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.
The current quarter also included a non-cash income tax benefit of $296 million to record the deferred tax impact of the extension of the exemption from the Macau 12% complementary tax to the end of the year and a non-cash income tax charge of $59 million to record the deferred tax impact of income tax regulations governing combined reporting in New Jersey that were issued during the quarter.

Las Vegas Strip Resorts
The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended September 30,	2022	2021	% Change
	(Dollars in millions)
Casino revenue	$576	$423	36%
Table games drop	$1,604	$917	75%
Table games win	$389	$251	55%
Table games win %	24.3%	27.4%
Slots handle	$6,193	$3,863	60%
Slots win	$577	$369	56%
Slots win %	9.3%	9.6%

The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended September 30,	2022	2021	% Change
Room revenue (in millions)	$736	$403	83%
Occupancy	93%	82%
Average daily rate (ADR)	$227	$181	26%
Revenue per available room (REVPAR)(3)	$210	$148	42%

Regional Operations
The following table shows key gaming statistics for Regional Operations:

Three Months Ended September 30,	2022	2021	% Change
	(Dollars in millions)
Casino revenue	$721	$720	0%
Table games drop	$1,152	$1,080	7%
Table games win	$217	$214	1%
Table games win %	18.8%	19.8%
Slots handle	$7,426	$6,900	8%
Slots win	$703	$661	6%
Slots win %	9.5%	9.6%
MGM China
The following table shows key gaming statistics for MGM China:

Three Months Ended September 30,	2022	2021	% Change
	(Dollars in millions)
Casino revenue	$70	$252	(72)%
VIP table games turnover	$328	$1,800	(82)%
VIP table games win	$8	$72	(88)%
VIP table games win %	2.6%	4.0%
Main floor table games drop	$352	$1,042	(66)%
Main floor table games win	$75	$222	(66)%
Main floor table games win %	21.4%	21.3%

License fee expense was $2 million in the current quarter and $5 million in the prior year quarter.
Corporate Expense
Corporate expense, including share-based compensation for corporate employees, increased to $117 million in the third quarter of 2022, from $112 million in the prior year quarter, partially due to an increase in payroll expense. The current quarter also included $9 million in transaction costs and the prior year quarter included $18 million of transaction costs.

Unconsolidated Affiliates
The following table summarizes information related to the Company’s share of operating income (loss) from unconsolidated affiliates:

Three Months Ended September 30,	2022	2021
	(In thousands)
CityCenter	$—	$40,747
VICI BREIT Venture	—	38,959
BetMGM	(23,582)	(49,060)
Other	6,115	4,465
	$(17,467)	$35,111

MGM Resorts Dividend and Share Repurchases

On November 2, 2022, the Company’s Board of Directors approved a quarterly dividend of $0.0025 per share. The dividend will be payable on December 15, 2022 to holders of record on December 9, 2022.

During the third quarter of 2022, the Company repurchased approximately 10 million shares of its common stock at an average price of $30.69 per share for an aggregate amount of $307 million, pursuant to its repurchase plan. The remaining availability under the repurchase plan was $827 million as of September 30, 2022. All shares repurchased under the Company's repurchase plan have been retired.

Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the Internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 3137435.

A replay of the call will be available through November 9, 2022. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 5544098.

1.“Adjusted EPS” is diluted earnings or loss per share adjusted to exclude property transactions, net, gain on consolidation of CityCenter, net, net loss related to equity investments for which the Company has elected the fair value option of ASC 825 and equity investments accounted for under ASC 321 for which there is a readily determinable fair value, foreign currency loss related to MGM China’s U.S. dollar-denominated debt, and change in the fair value of foreign currency contracts.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company’s continuing operations to assist investors in reviewing the Company’s operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, and items further discussed in footnote 2 below, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company’s performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under “Adjusted Diluted Earnings Per Share” included in this release.

2.“Adjusted EBITDAR” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, gain on REIT transactions, net, gain on consolidation of CityCenter, net, rent expense related to triple-net operating leases and ground leases, gain related to CityCenter's sale of Harmon land recorded within income from unconsolidated affiliates, and income from unconsolidated affiliates related to investments in real estate ventures.

“Adjusted Property EBITDAR” is the Company’s reportable segment GAAP measure, which management utilizes as the primary profit measure for its reportable segments and underlying operating segments. Adjusted Property EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, gain on REIT transactions, net, rent expense related to triple-net operating leases and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, and also excludes gain on consolidation of CityCenter, net, gain related to CityCenter's sale of Harmon land recorded within income from unconsolidated affiliates, corporate expense and stock compensation expense, which are not allocated to each operating segment, and rent expense related to the master lease with MGP that eliminated in consolidation.

"Same-Store Adjusted Property EBITDAR" is Adjusted Property EBITDAR further adjusted to exclude the Adjusted Property EBITDAR of acquired operating segments from the date of acquisition through the end of the reporting period. Accordingly, the Company has excluded the Adjusted Property EBITDAR of The Cosmopolitan for periods subsequent to its acquisition on May 17, 2022 and Aria for periods subsequent to its acquisition on September 27, 2021 in Same-Store Adjusted Property EBITDAR for the periods indicated.

Same-Store Adjusted Property EBITDAR is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing meaningful period-to-period comparisons of the results of the Company’s operations for operating segments that were consolidated for the full period presented to assist users of the financial statements in reviewing operating performance over time. Same-Store Adjusted Property EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to the Company's reportable segment GAAP measure or net income, or as an alternative to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis, and is provided for the limited purposes discussed herein. In addition, Same-Store Adjusted Property EBITDAR may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies, and such differences may be material. A reconciliation of the Company's reportable segment Adjusted Property EBITDAR GAAP measure to Same-Store Adjusted Property EBITDAR is included in the financial schedules in this release.

“Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR” and “Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR” are supplemental non-GAAP financial measures, that, in addition to the reasons described above for the presentation of Adjusted Property EBITDAR and Same-Store Adjusted Property EBITDAR, are presented to adjust for the impact of certain variances in table games win percentages compared to the mid-point of the expected ranges. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR are calculated by applying a win percentage of 30.0% for Baccarat and 21.0% for non-Baccarat games to the respective table games drops for the quarter, which represents the mid-point of the expected ranges of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat at the Las Vegas Strip Resorts properties. Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR excludes the Adjusted Property EBITDAR of acquired operating segments from the date of acquisition through the end of the reporting period and also excludes the hold adjustment related to such acquired operating segments for the respective periods. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR are also adjusted for the gaming taxes, bad debt expense, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted above to the respective gaming volumes. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to the Company's reportable segment GAAP measure or net income, or to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis, and is provided for the limited purposes discussed herein. In addition, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financials measures of other companies, and such differences may be material. A reconciliation of the Company's reportable segment Adjusted Property EBITDAR GAAP measure to Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR is included in the financial schedules in this release.

Adjusted EBITDAR information is a non-GAAP measure that is a valuation metric, should not be used as an operating metric, and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is widely used by analysts, lenders, financial institutions, and investors as a principal basis for the valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDAR may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends. Also, management believes excluded items may not relate specifically to current trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, management excludes rent expense related to triple-net operating leases and ground leases. Management believes excluding rent expense related to triple-net operating leases and ground leases provides useful information to analysts, lenders, financial institutions, and investors when valuing the Company, as well as comparing the Company’s results to other gaming companies, without regard to differences in capital structure and leasing arrangements since the operations of other gaming companies may or may not include triple-net operating leases or ground leases. However, as discussed herein, Adjusted EBITDAR should not be viewed as a measure of overall operating performance, an indicator of the Company's performance, considered in isolation, or construed as an alternative to operating income or net income, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis and excludes certain expenses, including the rent expense related to the Company’s triple-net operating leases and ground leases, and is provided for the limited purposes discussed herein. In addition, other companies in the gaming and hospitality industries that report Adjusted EBITDAR may calculate Adjusted EBITDAR in a different manner and such differences may be material. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes, real estate triple-net lease and ground lease payments, and debt principal repayments, which are not reflected in Adjusted EBITDAR.

A reconciliation of GAAP net income (loss) to Adjusted EBITDAR is included in the financial schedules in this release.

“Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues” and “Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues” are additional supplemental non-GAAP financial measures that are presented to adjust Las Vegas Strip Resorts net revenues for the impact of certain variances in table games win percentages compared to the mid-point of the expected ranges, as described herein. Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues excludes the net revenues of acquired operating segments from the date of acquisition through the end of the reporting period and also excludes the hold adjustment related to such acquired operating segments for the respective periods. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues are also adjusted for the discounts and other incentives that would have been incurred or avoided when applying the win percentages described herein to the respective gaming volumes. Management believes Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues present consistent measures in providing period-to-period comparisons and are useful measures in assisting investors in evaluating the Company’s operating performance, and that Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues is useful in providing meaningful period-to-period comparisons of the results of the Company’s operations for operating segments that were consolidated by the Company for the full period presented to assist investors in reviewing the Company’s operating performance over time. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues should not be construed as alternatives to GAAP net revenues or to any other measure determined in accordance with generally accepted accounting principles and may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies, and such differences may be material. Reconciliations of GAAP net revenues to Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues are included in the financial schedules in this release.

3. REVPAR is hotel revenue per available room.

*     *      *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 32 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers U.S. sports betting and online gaming through market-leading brands, including BetMGM and partypoker, and the Company's subsidiary, LeoVegas AB, offers sports betting and online gaming through market-leading brands in several jurisdictions throughout Europe. The Company is currently pursuing targeted expansion in Asia through the integrated resort opportunity in Japan. Through its “Focused on What Matters: Embracing Humanity and Protecting the Planet” philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on Twitter as well as Facebook and Instagram.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to: the Company’s expectations regarding the closing of its announced transactions and any benefits expected to be received from such transactions; future results, including the continued impact of the COVID-19 pandemic on its results of operations and the duration of such impact; expectations regarding the impact of macroeconomic trends on the Company’s business; the Company’s ability to execute on its strategic plans and growth projects, including obtaining commercial gaming in New York, the development of an integrated resort in Japan, and positioning BetMGM as a leader in sports betting and iGaming; expectations regarding the outcome of the public tender for a new gaming concession in Macau; and the Company’s ability to return capital to shareholders (including the timing and amount of any share repurchases or dividends). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the continued impact of the COVID-19 pandemic on the Company’s business, the effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.
MGM RESORTS CONTACTS:

Investment Community
ANDREW CHAPMAN
Director of Investor Relations
(702) 693-8711 or achapman@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues
Casino	$1,407,367	$1,400,337	$4,185,411	$3,835,094
Rooms	827,397	490,460	2,159,202	1,053,907
Food and beverage	722,982	416,478	1,893,592	876,556
Entertainment, retail and other	447,637	315,693	1,264,545	639,926
Reimbursed costs	10,689	84,571	32,519	217,765
	3,416,072	2,707,539	9,535,269	6,623,248
Expenses
Casino	653,601	640,041	1,950,132	1,808,849
Rooms	256,128	160,864	684,670	402,364
Food and beverage	528,966	301,963	1,377,749	651,349
Entertainment, retail and other	271,177	204,742	755,110	385,293
Reimbursed costs	10,689	84,571	32,519	217,765
General and administrative	1,212,474	623,275	3,018,076	1,759,891
Corporate expense	117,264	112,114	348,115	287,021
Preopening and start-up expenses	396	1,547	1,372	1,642
Property transactions, net	(11,639)	3,677	23,704	842
Gain on REIT transactions, net	—	—	(2,277,747)	—
Gain on consolidation of CityCenter, net	—	(1,562,329)	—	(1,562,329)
Depreciation and amortization	1,405,520	279,403	2,060,413	853,579
	4,444,576	849,868	7,974,113	4,806,266
Income (loss) from unconsolidated affiliates	(17,467)	35,111	(119,888)	92,870
Operating income (loss)	(1,045,971)	1,892,782	1,441,268	1,909,852

Non-operating income (expense)
Interest expense, net of amounts capitalized	(125,172)	(200,049)	(457,822)	(598,116)
Non-operating items from unconsolidated affiliates	(995)	(23,421)	(22,248)	(67,473)
Other, net	(14,316)	(49,241)	(23,322)	70,302
	(140,483)	(272,711)	(503,392)	(595,287)

Income (loss) before income taxes	(1,186,454)	1,620,071	937,876	1,314,565
Benefit (provision) for income taxes	125,367	(282,135)	(411,131)	(222,263)
Net income (loss)	(1,061,087)	1,337,936	526,745	1,092,302
Less: Net loss attributable to noncontrolling interests	484,257	12,497	662,346	31,055
Net income (loss) attributable to MGM Resorts International	$(576,830)	$1,350,433	$1,189,091	$1,123,357
Earnings (loss) per share
Basic	$(1.45)	$2.81	$2.81	$2.19
Diluted	$(1.45)	$2.77	$2.79	$2.17
Weighted average common shares outstanding
Basic	393,295	478,405	417,686	487,509
Diluted	393,295	484,215	421,770	493,184

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$5,295,434	$4,703,059
Restricted cash(1)	—	500,000
Accounts receivable, net	709,562	583,915
Inventories	113,323	96,374
Income tax receivable	233,496	273,862
Prepaid expenses and other	406,579	258,972
Assets held for sale	2,024,788	—
Total current assets	8,783,182	6,416,182

Property and equipment, net	5,089,296	14,435,493

Other assets
Investments in and advances to unconsolidated affiliates	185,758	967,044
Goodwill	4,945,188	3,480,997
Other intangible assets, net	2,806,163	3,616,385
Operating lease right-of-use assets, net	24,655,971	11,492,805
Other long-term assets, net	864,664	490,210
Total other assets	33,457,744	20,047,441
	$47,330,222	$40,899,116
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$403,756	$263,097
Construction payable	20,556	23,099
Current portion of long-term debt	1,351,422	1,000,000
Accrued interest on long-term debt	118,186	172,624
Other accrued liabilities	2,047,544	1,983,444
Liabilities related to assets held for sale	1,954,040	—
Total current liabilities	5,895,504	3,442,264

Deferred income taxes, net	2,847,302	2,439,364
Long-term debt, net	7,209,837	11,770,797
Operating lease liabilities	25,144,876	11,802,464
Other long-term obligations	270,966	319,914
Redeemable noncontrolling interests	137,054	147,547
Stockholders' equity
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 388,760,930 and 453,803,759 shares	3,888	4,538
Capital in excess of par value	—	1,750,135
Retained earnings	4,871,632	4,340,588
Accumulated other comprehensive loss	(33,830)	(24,616)
Total MGM Resorts International stockholders' equity	4,841,690	6,070,645
Noncontrolling interests	982,993	4,906,121
Total stockholders' equity	5,824,683	10,976,766
	$47,330,222	$40,899,116
 (1) Relates to the acquisition of The Cosmopolitan of Las Vegas

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – NET REVENUES
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Las Vegas Strip Resorts (1)	$2,301,022	$1,380,967	$6,101,090	$2,930,499
Regional Operations	973,935	925,123	2,824,433	2,492,756
MGM China	87,486	289,059	498,873	896,044
Management and other operations	53,629	112,390	110,873	303,949
	$3,416,072	$2,707,539	$9,535,269	$6,623,248

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – ADJUSTED PROPERTY EBITDAR AND ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Las Vegas Strip Resorts (1)	$846,355	$534,548	$2,265,256	$1,039,472
Regional Operations	321,984	348,234	975,113	908,564
MGM China	(70,410)	6,996	(148,157)	20,352
Unconsolidated affiliates (2)	(20,157)	(6,559)	(179,050)	(81,892)
Management and other operations	(6,484)	(1,787)	(8,897)	13,679
Stock compensation	(7,415)	(10,952)	(46,138)	(37,490)
Corporate	(114,064)	(105,447)	(318,180)	(263,010)
	$949,809		$2,539,947

(1)The three and nine months ended September 30, 2022 and 2021 includes Aria, which was acquired September 27, 2021. The three and nine months ended September 30, 2022 includes The Cosmopolitan, which was acquired May 17, 2022.
(2) Represents the Company's share of operating income (loss) excluding investments in real estate ventures, adjusted for the effect of certain basis differences. Includes the Company's share of operating results of CityCenter through September 26, 2021 during the three and nine months ended September 30, 2021.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income (loss) attributable to MGM Resorts International	$(576,830)	$1,350,433	$1,189,091	$1,123,357
Plus: Net loss attributable to noncontrolling interests	(484,257)	(12,497)	(662,346)	(31,055)
Net income (loss)	(1,061,087)	1,337,936	526,745	1,092,302
(Benefit) provision for income taxes	(125,367)	282,135	411,131	222,263
Income (loss) before income taxes	(1,186,454)	1,620,071	937,876	1,314,565
Non-operating (income) expense:
Interest expense, net of amounts capitalized	125,172	200,049	457,822	598,116
Other, net	15,311	72,662	45,570	(2,829)
	140,483	272,711	503,392	595,287
Operating income (loss)	(1,045,971)	1,892,782	1,441,268	1,909,852
Preopening and start-up expenses	396	1,547	1,372	1,642
Property transactions, net	(11,639)	3,677	23,704	842
Depreciation and amortization	1,405,520	279,403	2,060,413	853,579
Gain on REIT transactions, net	—	—	(2,277,747)	—
Gain on consolidation of CityCenter, net	—	(1,562,329)	—	(1,562,329)
Triple-net operating lease and ground lease rent expense	604,193	191,622	1,350,099	570,851
Gain related to sale of Harmon land - unconsolidated affiliate	—	—	—	(49,755)
Income from unconsolidated affiliates related to real estate ventures	(2,690)	(41,669)	(59,162)	(125,007)
Adjusted EBITDAR	$949,809		$2,539,947

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF LAS VEGAS STRIP RESORTS NET REVENUES AND LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR TO TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS NET REVENUES AND TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Las Vegas Strip Resorts net revenues	$2,301,022	$1,380,967	$6,101,090	$2,930,499
Hold adjustment (1)	(4,462)	(23,543)	(3,138)	(17,629)
Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues	$2,296,560	$1,357,424	$6,097,952	$2,912,870

Las Vegas Strip Resorts Adjusted Property EBITDAR	$846,355	$534,548	$2,265,256	$1,039,472
Hold adjustment (2)	(3,760)	(20,076)	(2,467)	(15,054)
Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR	$842,595	$514,472	$2,262,789	$1,024,418

(1) Represents the estimated incremental table games win or loss had the win percentage equaled the mid-point of the expected normal range of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat. Amounts include estimated discounts and other incentives related to increases or decreases in table games win.
(2)Includes estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental table games win or loss calculated in (1) above.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF LAS VEGAS STRIP RESORTS NET REVENUES TO TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS SAME-STORE NET REVENUES AND LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR TO LAS VEGAS STRIP RESORTS SAME-STORE ADJUSTED PROPERTY EBITDAR AND TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS SAME-STORE ADJUSTED PROPERTY EBITDAR
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Las Vegas Strip Resorts net revenues	$2,301,022	$1,380,967	$6,101,090	$2,930,499
Acquisitions (1)	(694,103)	(13,529)	(1,538,236)	(13,529)
Las Vegas Strip Resorts same-store net revenues	1,606,919	1,367,438	4,562,854	2,916,970
Hold adjustment (2)	(6,968)	(22,773)	(21,974)	(16,859)
Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Net Revenues	$1,599,951	$1,344,665	$4,540,880	$2,900,111

Las Vegas Strip Resorts Adjusted Property EBITDAR	$846,355	$534,548	$2,265,256	$1,039,472
Acquisitions (1)	(276,055)	(5,878)	(623,607)	(5,878)
Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR	570,300	528,670	1,641,649	1,033,594
Hold adjustment (3)	(5,898)	(19,412)	(18,609)	(14,390)
Table Games Hold Adjusted Las Vegas Strip Resorts Same-Store Adjusted Property EBITDAR	$564,402	$509,258	$1,623,040	$1,019,204

(1)Excludes the net revenues and Adjusted Property EBITDAR of The Cosmopolitan and Aria.

(2)Represents the estimated incremental table games win or loss had the win percentage equaled the mid-point of the expected normal range of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat. Amounts include estimated discounts and other incentives related to increases or decreases in table games win and excludes the hold adjustment for the acquired resorts in footnote (1) above.

(3)Includes estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental table games win or loss calculated in (2) above.

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